SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): October 28, 2005
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

MARYLAND (State of Incorporation)	001-31775 (Commission File Number)	86-1062192 (I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100 Dallas, Texas (Address of principal executive offices)	75254 (Zip code)
Registrant’s telephone number, including area code: (972) 490-9600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On October 27 and 28, 2005, wholly-owned subsidiaries of Ashford Hospitality Trust, Inc. (the “Company”) entered into the following material definitive agreements:
Loan Agreement, dated as of October 28, 2005, by and among the Registrant and Merrill Lynch Mortgage Lending, Inc. as Lender
$45 Million Rate Protection Agreement, dated October 27, 2005, by and among the Registrant and SMBC Derivative Products Limited Branch
The information set forth in Item 2.03 is incorporated herein by reference.
ITEM 2.01. COMPLETION OF AN ACQUISITION OR DISPOSITION OF ASSETS
On October 28, 2005, the Company completed the acquisition of Hyatt Dulles in Herndon, Virginia, for approximately $72.5 million in cash from Dulles Airport Hotel, LLC, an affiliate of Colony Capital, LLC. The purchase price was the result of an arms-length negotiation. Hyatt Corporation will continue to operate the hotel under an incentive management agreement.
The Company used proceeds from borrowings to fund this acquisition, including its $210.8 million mortgage loan executed on October 13, 2005 and its $45.0 million mortgage loan executed on October 28, 2005.
ITEM 2.03 MATERIAL FINANCIAL OBLIGATION
On October 28, 2005, the Company executed a $45.0 million mortgage loan, which is secured by the Hyatt Dulles hotel, at an interest rate of LIBOR plus 2%, which matures October 10, 2007, includes three one-year extension options, requires monthly interest-only payments through maturity, and includes certain prepayment restrictions and fees. This loan is subject to acceleration upon the occurrence of certain events of default by the borrower.
In connection with this loan, the Company purchased a 7.0% LIBOR interest rate cap with a $45.0 million notional amount to limit its exposure to rising interest rates on its variable-rate debt. This interest rate cap matures October 15, 2007.
The Company used the proceeds from the $45.0 million mortgage loan to partially fund the acquisition of the Hyatt Dulles in Herndon, Virginia, for approximately $72.5 million in cash on October 28, 2005.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
     (b) Exhibits
10.23.2	Loan Agreement, dated as of October 28, 2005, by and among the Registrant and Merrill Lynch Mortgage Lending, Inc. as Lender
10.23.3	$45 Million Rate Protection Agreement, dated October 27, 2005, by and among the Registrant and SMBC Derivative Products Limited Branch

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 1, 2005

ASHFORD HOSPITALITY TRUST, INC.
By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Legal Officer